Exhibit 4.4

TENTH SUPPLEMENTAL INDENTURE
Tenth Supplemental Indenture (this “Supplemental Indenture”), dated as of August 9, 2016, by and among Virgin Mobile USA - Evolution, Inc. (the “New Guarantor”), Sprint Communications, Inc. (formerly known as Sprint Nextel Corporation), a Kansas corporation (the “Company”), and The Bank of New York Mellon Trust Company, N.A. (as successor to The Bank of New York Trust Company, N.A.), as trustee (the “Trustee”).
W I T N E S S E T H
WHEREAS, the Company heretofore executed and delivered to the Trustee an indenture, dated as of November 20, 2006, between the Company and the Trustee (the “Base Indenture” and as amended, supplemented or otherwise modified as of the date hereof, the “Indenture”);
WHEREAS, the Company heretofore executed and delivered to the Trustee a Second Supplemental Indenture, dated as of November 9, 2011, among the Company, the subsidiary guarantors named therein and the Trustee, providing for the issuance of $3,000,000,000 aggregate principal amount of the Company’s 9.000% Guaranteed Notes due 2018 (the “2018 Notes”) and a Fourth Supplemental Indenture, dated as of March 1, 2012, among the Company, the subsidiary guarantors named therein and the Trustee, providing for the issuance of $1,000,000,000 aggregate principal amount of the Company’s 7.000% Guaranteed Notes due 2020 (the “2020 Notes” and, together with the 2018 Notes, the “Guaranteed Notes”);
WHEREAS, the parties wish to provide that the New Guarantor will provide an irrevocable and unconditional guarantee in respect of each series of Guaranteed Notes;
WHEREAS, the guarantees of the New Guarantor constitute a benefit to the New Guarantor and will be in furtherance of the corporate purposes of the New Guarantor or necessary or convenient to the conduct, promotion or attainment of the business of the New Guarantor and, accordingly, in consideration therefore, the New Guarantor is willing to guarantee the Guaranteed Notes on the terms set forth herein;
WHEREAS, all acts and requirements necessary to make this Supplemental Indenture the valid and binding obligation of the Company and the New Guarantor have been done; and
WHEREAS, pursuant to Section 901(14) of the Base Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture without the consent of the Holders of the Guaranteed Notes to add a guarantee to each series of the Guaranteed Notes.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantor, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Guaranteed Notes as follows:
1.CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Base Indenture.

2.AGREEMENT TO GUARANTEE. The New Guarantor hereby agrees to jointly and severally irrevocably and unconditionally guarantee, on a senior unsecured basis, the full and punctual payment when due, whether at maturity, by acceleration or otherwise, all payment obligations of the Company under the Guaranteed Notes for the payment of principal of, premium, if any, and interest on the Guaranteed Notes, and all other amounts payable by the Company to the Trustee and the Holders of the Guaranteed Notes under the Guaranteed Notes, the Indenture and this Supplemental Indenture (each a “Guarantee” and, together, the “Guarantees”). Each Guarantee is limited to the maximum amount that can be guaranteed by law or without resulting in the Guarantee being voidable or unenforceable under applicable laws relating to fraudulent transfer, or under similar laws affecting the rights of creditors generally. The Guarantees shall be automatically and unconditionally released (and thereupon shall terminate and be discharged and be of no further force and effect) upon the Company exercising its legal defeasance or covenant defeasance option pursuant to Article XIII of the Base Indenture or the satisfaction and discharge of the obligations of the Company with respect to the Guaranteed Notes pursuant to Article IV of the Base Indenture, each in compliance with the terms of the Indenture. For the avoidance of doubt, (other than as expressly provided in the Indenture) nothing in this Supplemental Indenture shall prevent the New Guarantor from merging with and into the Company, or the Company from merging with and into the New Guarantor, and in such event the Guarantees shall terminate and the surviving entity shall remain the primary obligor under the Guaranteed Notes, the Indenture and this Supplemental Indenture. The New Guarantor shall be subrogated to all rights of the Holders of the Guaranteed Notes against the Company in respect of any amounts paid by the New Guarantor pursuant to the Guarantees; provided, however, that the New Guarantor shall not be entitled to enforce or to receive any payments arising out of, or based upon, such right of subrogation until the principal of, premium, if any, and interest on all Guaranteed Notes shall have been paid in full or payment thereof shall have been provided for in accordance with the provisions of the Indenture.

3.EFFECT OF SUPPLEMENTAL INDENTURE; CONFLICTS WITH INDENTURE. This Supplemental Indenture is executed by the New Guarantor, the Company and the Trustee upon the Company’s request, pursuant to the provisions of the Indenture, and the terms and conditions hereof shall be deemed to be part of the Indenture for all purposes. The Indenture, as supplemented and amended by this Supplemental Indenture, is in all respects hereby adopted, ratified and confirmed. Notwithstanding the foregoing, to the extent that any of the terms of this Supplemental Indenture are inconsistent with, or conflict with, the terms of the Indenture, the terms of this Supplemental Indenture shall govern.

4.NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS OF THE NEW GUARANTOR. No director, officer, employee, incorporator or stockholder of the New Guarantor, as such, shall have any liability for any obligations of the Company, the New Guarantor or any guarantor under any series of Guaranteed Notes, any guarantees under any series of Guaranteed Notes, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the Guaranteed Notes by accepting a Guaranteed Note waives and releases all such liability.

5.GOVERNING LAW. THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL

INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

6.COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

7.EFFECT OF HEADINGS. The headings of the Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and will in no way modify or restrict any of the terms or provisions hereof.

8.THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the New Guarantor and the Company.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Tenth Supplemental Indenture to be duly executed, all as of the date first above written.

SPRINT COMMUNICATIONS, INC.

By: /s/ Janet M. Duncan
Name:    Janet M. Duncan
Title:     Vice President and Treasurer

VIRGIN MOBILE USA - EVOLUTION, INC.

By: /s/ Janet M. Duncan
Name: Janet M. Duncan
Title:     Vice President and Treasurer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,
As Trustee

By: /s/ Valerie Boyd
Authorized Signatory